Exhibit 6.3

ASSIGNMENT AND ASSUMPTION OF Real Estate Sale Agreement

This ASSIGNMENT AND ASSUMPTION OF Real Estate Sale Agreement (this “Assignment”) is made and entered into this 27th day of November 2023 by and between JMJT ROOSEVELT 2 LLC, an Arizona limited liability company (“Assignor”), and MAIN & MAIN RoRo PROPERTY OWNER, LLC, a Delaware limited liability company (“Assignee”).

WITNESSETH:

A. Assignor, as purchaser, entered into that certain Agreement of Purchase and Sale with AUDACY ATLAS, LLC (“Seller”), as seller, dated August 31, 2023 (the “Agreement”) for the purchase of the Real Property (as defined in the Agreement).

B. Escrow No. 0616022643 (“Escrow”) with Old Republic Title has been established in connection with the Agreement.

C. Assignor now desires to assign to Assignee, an Affiliate (as defined in the Agreement) all of Assignor’s right, title, and interest in and to the Agreement and the Escrow and Assignee now desires to assume such right, title, and interest.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby assigns, sets over, conveys, grants and transfers to Assignee all of Assignor’s right, title and interest, in and to the Agreement (including without limitation the Earnest Money, as defined in the Agreement) and the Escrow, subject to the provisions and conditions of the Agreement and the Escrow. No consent of Seller to this assignment is necessary pursuant to Section 15.7 of the Agreement.

2. Assumption. Assignee hereby assumes, for the benefit of Seller and Assignor, the performance of all of the provisions and conditions of the Agreement and the Escrow on the part of Assignor to be performed and hereby agrees to perform all of the provisions and conditions thereof, and with the full force and effect as if Assignee had originally signed the Agreement and established the Escrow.

3. Terms. Any capitalized term used herein, unless otherwise defined, shall have the same meaning as is given to it in the Agreement.

4. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date above.

JMJT ROOSEVELT 2 LLC, an Arizona limited liability company

By:	JMJT ROOSEVELT LLC, an Arizona limited liability company, Manager and Member

	By:	GIKGIX LLC, an Arizona limited liability
company

		By:	/s/ Jordan Taylor
Jordan Taylor, Managing Member
Assignor

MAIN & MAIN RoRo PROPERTY OWNER, LLC, a Delaware limited liability company

By:	MAIN & MAIN RORO QOZB, LLC, a Delaware limited liability company, Sole Member

	By:	CENTRAL RoRo MANAGER, LLC, a Delaware limited liability company, Manager

		By:	/s/ Jordan Taylor
Jordan Taylor, Managing Member
Assignee